Effective as of November 30, 2017

Overland Storage, Inc.
9112 Spectrum Center Boulevard
San Diego, CA 92123
Attention: Eric Kelly, Chief Executive Officer

Re: Consent re Extension of Milestone Under Credit Agreement and Amendment to Credit Agreement

Dear Eric:

Reference is hereby made to that certain Credit Agreement, dated as of April 6, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, the "*Credit Agreement*"), by and among Overland Storage, Inc., a California corporation (the "*Company*"), Tandberg Data GmbH, a German limited liability company registered with the commercial register of the local court in Dortmund under HRB 5589 ("*Subsidiary Borrower*" and, together with the Company, the "*Borrowers*"), and Opus Bank, a California commercial bank (the "*Lender*"). Capitalized terms used in this letter agreement (this "*Consent*") and which are not otherwise defined shall have the respective meanings ascribed to such terms in the Credit Agreement.

1. Consent.

Under Section 6.17(i) of the Credit Agreement, the Borrowers shall comply on a timely basis with the Business and Financial Plan. The Business and Financial Plan provides that the Company shall complete an equity raise by November 30, 2017 (the "*Existing Deadline*"), resulting in gross proceeds of at least $2,000,000 to the Company (the "*Equity Raise Milestone*"). The Company has requested that the Lender (i) consent to a modification to the Equity Raise Milestone to include the issuance of debt by the Company as an alternative to an equity raise to satisfy the Equity Raise Milestone, so long as such debt is unsecured and at all times prior payment in full of the Obligations under the Loan Documents remains unsecured, and is subordinated on terms and conditions (including payment terms, maturity date, interest rates, covenants, remedies, defaults and other material terms) acceptable to Lender (such a debt issuance, a "*Permitted Debt Issuance*"), (ii) consent to Permitted Debt Issuances in an aggregate amount not to exceed $6,000,000, and (iii) extend the Existing Deadline for the Equity Raise Milestone, as amended herein, to December 11, 2017 (the "*New Deadline*"). Failure to satisfy the Equity Raise Milestone, as amended herein, by the New Deadline shall constitute an immediate Event of Default.

Subject to the terms and conditions, and upon the effectiveness, of this Consent, the Lender hereby consents to the items set forth in clauses (i), (ii) and (iii) in the immediately preceding paragraph.

2. Amendments to Credit Agreement.

In connection with the foregoing, and as a condition to the foregoing consent by Lender, the Borrowers and Lender hereby agree that the Credit Agreement shall be amended as follows:

(a) Section 1.02 of the Credit Agreement is hereby amended to add the following new clause (e):

> (e) The terms "*paid in full*", "*payment in full*" or other words of like import in any Loan Document mean, with respect to the Obligations, such time when the aggregate amount of all Obligations owing to the Lender has been unconditionally paid in full in cash (subject to that certain letter agreement dated as of November 27, 2017 by and between Lender and Company), all letters of credit issued under this Agreement have terminated and/or have been cash collateralized in a manner satisfactory to the Lender and all commitments and obligations of the Lender to make loans or other extensions of credit under the Loan Documents have been terminated.

(b) Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

> **7.10 Certain Indebtedness Payments; Amendments to Documents.**
>
> (a) Pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner any Indebtedness (including, without limitation, any cash payments associated with any Acquisition payments and related earn-outs) of Parent and its Subsidiaries (i) prior to the scheduled payment thereof, or (ii) during any period when a Default or an Event of Default has occurred and is continuing (or if, after giving *pro forma* effect to such payment(s)) immediately thereafter no Default or Event of Default shall have occurred and be continuing, or (iii) as prohibited by the terms of the Subordination Agreement or any other subordination provisions governing such Indebtedness; or
>
> (b) Directly or indirectly amend, modify, or change any of the terms or provisions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness that is subject to (i) the Subordination Agreement (unless such amendment, modification, or change is permitted pursuant to the Subordination Agreement), or (ii) any other subordination provisions in favor of Lender.

3. Miscellaneous.

This Consent shall become effective upon the Lender's receipt of a counterpart of this Consent, duly executed by the Borrowers.

In seeking the Lender's consent, the Borrowers understand and acknowledge that the Lender is entering into this Consent in reliance upon, and in partial consideration for, the below representations, warranties, and covenants and agrees that such reliance is reasonable and appropriate. Accordingly, each of the Borrowers represents, warrants, and covenants that, upon giving effect to this Consent: (A) the representations and warranties contained in the Credit Agreement are and will be true, accurate and complete in all material respects as of the date

hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (B) no Event of Default has occurred and is continuing.

Nothing contained in this Consent shall be construed to imply a willingness on the part of the Lender to grant any similar or other future (i) consents or (ii) waivers of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

Except as stated otherwise herein, each of the terms and conditions of the Credit Agreement and the other Loan Documents are hereby ratified and confirmed and shall remain in full force and effect. Nothing contained herein shall in any way prejudice, impair or effect any rights or remedies of the Lender under the Credit Agreement and the other Loan Documents.

This Consent may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

This Consent is a Loan Document.

4. Release by Loan Parties; Covenant Not to Sue.

(a) Effective on the date hereof, each Loan Party, for itself and on behalf of its successors, assigns, officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents, Consultant and other professionals and all other persons and entities to whom Lender would be liable if such persons or entities were found to be liable to any Loan Party (each a "*Releasee*" and collectively, the "*Releasees*"), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a "*Claim*" and collectively, the "*Claims*"), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforeseen, past or present, liquidated or unliquidated, suspected or unsuspected, which any Loan Party ever had from the beginning of the world, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents; provided, that the releases set forth in this paragraph shall not release any Releasee from its duties and obligations from and after the date hereof that are set forth in the Credit Agreement, any Loan Document, or this Consent. As to each and every Claim released hereunder, each Loan Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

As to each and every Claim released hereunder, each Loan Party also waives the benefit of each other similar provision of applicable federal or state law of any applicable jurisdiction, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

(b) Each Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. This release shall be and remain in full force and effect notwithstanding the discovery by any Loan Party after the date hereof (i) of any new or additional Claim against any Releasee, (ii) of any new or additional facts in any way relating to this release, (iii) that any fact relied upon by it was incorrect, or (iv) that any representation or warranty made by any Releasee was untrue or that any Releasee concealed any fact, circumstance or claim relevant to any Loan Party's execution of this release. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Loan Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that (i) none of the provisions of the above release shall be construed as or constitute an admission of any liability on the part of any Releasee; (ii) it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to this Section 4; and (iii) any attempt to assert a Claim barred by the provisions of this Section 4 shall subject it to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action. Each Loan Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Lender's Lien on any item of Collateral under the Credit Agreement or the other Loan Documents. If any Loan Party or any Person acting for or on behalf of, or claiming through it, violate the foregoing covenant, such Loan Party, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by such Releasee as a result of such violation. In agreeing to the foregoing release, each Loan Party expressly disclaims any reliance on any representations or warranties, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the above release do not depend in any way on any such representations or warranties, acts or omissions or the accuracy, completeness or validity thereof.

(c) The provisions of this Section 4 shall survive the termination of this Consent and the other Loan Documents and the payment in full of the Obligations.

(d) Each Loan Party acknowledges that the foregoing release is a material inducement to Lender's decision to enter into this Consent.

CALIFORNIA LAW GOVERNS THIS CONSENT WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[*Remainder of page intentionally left blank*]

Please acknowledge the foregoing by executing and returning this letter agreement.

Very truly yours,

OPUS BANK,
as Lender

By: ______________________
Name: Andrew Jarvis
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED:

OVERLAND STORAGE, INC.,
as a Borrower

By: ______________________
Name: Kurt Kalbfleisch
Title: Chief Financial Officer

TANDBERG DATA GMBH,
as a Borrower

By: ______________________
Name: Kurt Kalbfleisch
Title: Geschaftsfuhrer

OVERLAND STORAGE, INC., a California corporation,
as a Guarantor

By:______________________________
Name: Kurt Kalbfleisch
Title: SVP and CFO

SPHERE 3D CORP., a corporation organized under the laws of Ontario Canada,
as a Guarantor

By:______________________________
Name: Kurt Kalbfleisch
Title: SVP and CFO

SPHERE 3D INC., a corporation organized under the laws of Canada,
as a Guarantor

By:______________________________
Name: Kurt Kalbfleisch
Title: SVP, CFO, and Secretary

V3 SYSTEMS HOLDINGS, INC., a Delaware corporation,
as a Guarantor

By:______________________________
Name: Kurt Kalbfleisch
Title: Secretary and CFO